Exhibit 10.9

October 24, 2022

Mike Willis

Dear Mike,

We are pleased to offer you the position of Chief Financial Officer, Karman Space & Defense, (“Karman” or the “Company”) with an anticipated start date of November 28, 2022. If you accept the terms of this offer, your position will be based in Huntington Beach, CA but will have regional responsibility (California and Washington) Your initial job responsibilities will be those outlined in your discussions with representatives of the Company and this letter; however, your title, duties, responsibilities, and reporting structure may change as needs dictate, in the sole discretion of the Company’s representatives.

Your annual salary for this exempt position is $320,000.00, subject to applicable tax withholding, paid on a weekly basis pursuant to the Company’s regular payroll policy. Your base salary will be payable in accordance with the Company’s standard payroll schedule. In addition to the base salary, you are eligible to earn a performance-based bonus target of 50% of your base salary based on your individual performance as well as the Company’s success at hitting certain metrics set forth in the annual budget and approved by the board. A schedule will be provided annually based on the budget presented to and approved by the board. To encourage continued tenure and achievement of productivity goals, you must be employed by the Company on the date such bonus is paid to receive your bonus. You will be able to earn greater than the target bonus to the extent your annual goals are exceeded (uncapped).

You will receive a one-time sign on bonus in the amount of $150,000.00 The first payment will be payable after 14 days of employment in the amount of $100,000.00. The second payment will be payable no later than April 2023 in the amount of $50,00.00. This will be payable in accordance with the Company’s standard payroll schedule and will be subject to applicable tax withholding.

You will be issued incentive units equal to 1% of the fully diluted common equity of the Company, subject to your continued employment. All units will be subject to terms and conditions set forth in a separate agreement. For the sake of clarity, the 1% of fully diluted common equity represents 1% of the proceeds available after the return of equity capital invested in the business. This grant will vest over 5 years and will vest immediately upon a change of control event. Further detail is attached.

As a full-time employee, you will become eligible to participate in the Company’s employee benefit programs and standard PTO terms. You will be eligible for these benefits as follows:

Benefit	When Eligible
Medical, Dental and Vision	First of the month following hire date (unless hire date is first of the month, then hire date)

Paid Time Off	5 weeks’ vacation

401(k)	First of the month following hire date (unless hire date is first of the month, then hire date)

Long-Term Disability, Short-Term Disability & Life Insurance	First of the month following hire date (unless hire date is first of the month, then hire date)

Voluntary benefits	First of the month following hire date (unless hire date is first of the month, then hire date)

Holidays	Upon hire (no waiting period)

Please note that the benefit plans of the Company are subject to change and may be amended, modified, or terminated at any time, in the sole discretion of the Company’s management.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us no later than your date of hire. This offer of employment is contingent upon successful completion of the Company’s background check and screening.

During your employment with the Company, you will have access to confidential, proprietary and trade secret information of the Company and its affiliates. Your employment with the Company is conditioned on compliance with the Company’s policies and procedures protecting and regarding such confidential, proprietary and trade secret information, including signing and returning the Employee Confidentiality and Non-Disclosure Agreement and Employee Inventions and Assignment Agreement, provided to you separately. Any intellectual property that you may develop while employed by the Company that is directly related to your job duties and responsibilities shall immediately become the property of the Company.

You agree that, during the term of your employment with the Company, you will not engage or participate in any business that competes in any manner with the business of the Company. You further agree that, during the term of your employment with the Company, you will not attempt to call on, solicit, or take away from the Company any of the Company’s employees or customers, either for yourself or for any other person or entity. You also agree that, during and after your employment, you will not use or disclose any trade secret information of the Company to attempt to call on, solicit, or take away any of the Company’s customers or employees, either for yourself or for any other person or entity.

You shall comply with all policies and procedures of the Company as such policies are communicated to you, and all applicable laws and regulations of any jurisdiction in which the Company does business. Your offer of employment with the Company is also contingent upon your execution of documents for new employees, including without limitation, the Statement of Confidentiality and Non-Disclosure Agreement and Confidentiality Agreement. Compliance with these agreements is important to ensure protection of the Company’s confidential and trade secret information and to protect the Company from unfair competition.

As your employment with the Company is at-will, the Company may terminate your employment at any time, with or without cause. Termination of your employment for “cause” shall include, but not be limited to, termination based on any of the following grounds: (a) failure to perform the duties of your position in a satisfactory manner; (b) fraud, misappropriation, embezzlement, or any acts of dishonesty in connection with your work for the Company; (c) any act or omission involving moral turpitude that violates criminal law; (d) illegal use of drugs or excessive use of alcohol in the workplace; (e) intentional and willful misconduct that may subject the Company to criminal or civil liability; (f) commission of any act, occurring or coming to light during your employment with the Company, that brings or would bring you or the Company into public contempt or ridicule; (g) breach of your duty of loyalty to the Company, including the diversion or usurpation of corporate opportunities belonging to the Company; (h) violation of Company policies and procedures, including, but not limited to, policies against discrimination, harassment, and retaliation; (i) breach of any of the material terms of this letter; and (j) insubordination or deliberate refusal to follow the instructions of the board or executives of the Company.

Please be advised that this offer letter does not create an expressed or implied contract of employment between you and the Company and does not guarantee employment for any specified period. Your relationship with the Company will be one of employment at-will, which may be terminated by either you or the Company at any time, with or without notice, and for any reason or no reason whatsoever, in each case subject to the Company’s policies (as amended from time to time). In addition, this means that the Company may change the terms and conditions of your employment, including, without limitation, pay, benefits, title, duties, and location, with or without notice and with or without cause. Your signature below confirms that no promises or agreements contrary to the Company’s at-will employment relationship have been committed to you by any of your discussions with officers, personnel, or any other representatives of the Company at any time. You further understand that this at-will relationship can be changed only by a written agreement signed by you and the Company that is authorized by the Board of Managers.

Mike, we look forward to having you on our team and to the contributions you will make towards the growth and success of Karman. To indicate your acceptance of the Company’s offer and agreement to its terms, please sign and date this letter in the space provided below and return it to me. Please note that this offer is valid until October 28, 2022, at which time, if not accepted, it shall expire.

Sincerely,

Sincerely,

/s/ Tina Gurrola
Tina Gurrola
Vice President, Human Resources
Karman Space & Defense

Accepted by Mike Willis

/s/ Mike Willis	Signature

10/25/2022	Date

Karman Space & Defense

5351 Argosy Ave Huntington Beach, CA 92649